 Execution Version

Indicative Financing Term Sheet

by Citadel Equity Fund Ltd.

Merrill Lynch International

and

Harbin Electric, Inc.

Date of Agreement: August 2, 2006

Execution Version

Harbin Electric - New Senior Secured Notes + Warrants

Indicative for Discussion - Terms of New Senior Secured Notes and Warrants (“Term Sheet”)

Currency denomination in U.S. Dollars ($)

Issuer
Harbin Electric, Inc. (U.S. public ticker symbol HRBN), a U.S. public company with operations based in Harbin, China (“Harbin”, “Issuer,” “HoldCo,” or the “Company”) and common stock traded on the U.S. OTC market.

Guarantors
Advanced Electric Motors Inc., a Delaware corporation, and all of the Issuer’s existing and future subsidiaries, other than subsidiaries domiciled in the PRC. Advanced Electric Motors Inc. is currently the only subsidiary of the Issuer not domiciled in the PRC.

Offerees	Citadel Equity Fund Ltd. or its affiliates (collectively, “Citadel”), and Merrill Lynch International or its affiliates (excluding the Placement Agent) (collectively, “Merrill Lynch”).

Placement Agent	Merrill Lynch Far East

New Notes Offered
Senior Secured Notes (the “Notes”) issued under an indenture (the “Indenture”) to be entered into between Issuer, the Guarantors and the Trustee for the Notes. The Notes issued to Citadel are referred to herein as the “2012 Notes” and the Notes issued to Merrill Lynch are referred to herein as the “2010 Notes”.

Issue Format	Regulation S

Ratings	Not rated

Listing	None

Clearing System	Euroclear/Clearstream

Use of Proceeds	General working capital, capital expenditure on core businesses and acquisitions of Harbin Taifu Auto Co., Ltd. and one rotary motor manufacturer.

Principal Amount of Issue
$50.0MM aggregate principal amount (“Principal Amount”) of Notes. Face Value of Notes to be $1,000 (“Face Value”) per Note. Initial issue price will be at 100.0% of Principal Amount (“Initial Issue Price”).

Citadel to subscribe to $38.0MM of Principal Amount (the “Citadel Amount”).

Merrill Lynch to subscribe to $12.00MM of Principal Amount (the “ML Amount”).

Execution Version

Maturity of the 2012 Notes
Maturity of the 2012 Notes on the date 6 years from date of issue (no later than 14 August, 2012) (“Date of Issue”).

Amortizing principal repayment schedule (“Prepayment Schedule”) as follows: $2.4MM of Principal Amount at year 3.0, $3.8MM of Principal Amount at year 3.5, $9.9MM of Principal Amount at year 4.0, $9.9MM of Principal Amount at year 4.5, $4.0MM at year 5.0, $4.0MM at year 5.5, and $4.0MM at year 6.0.

Continuously puttable by the holders of the 2012 Notes for cash at 100% of Principal Amount beginning on the date 5.0 years from date of issuance plus accrued and unpaid interest, if any, to the put date.

Maturity of the 2010 Notes	Maturity of the 2010 Notes on the date 4 years from the Date of Issue. Prepayment Schedule as follows: $2MM of Principal Amount at year 1.5, 2, 2.5, 3, 3.5 and 4.

Optional Redemption on the 2012 Notes
On or after the first year anniversary of the Date of Issue, the Company may redeem all of the outstanding principal amount of the 2012 Notes at a redemption price (expressed as percentages of the principal amount) set forth below plus accrued an unpaid interest on the 2012 Notes redeemed, to the applicable redemption date:

	Year	Percentage

	2	106

	3	104.5

	4	103

	5	101.5

	6	100

Execution Version

Optional Redemption on the 2010 Notes
On or after the first year anniversary of the Date of Issue, the Company may redeem all of the outstanding principal amount of the 2010 Notes at a redemption price (expressed as percentages of the principal amount) set forth below plus accrued an unpaid interest on the 2010 Notes redeemed, to the applicable redemption date:

	Year	Percentage

	2	106

	3	103

	4	100

Coupon on the 2012 Notes	Floating cash coupon (“Cash Coupon”) on the 2012 Notes of LIBOR + 335bps per annum, paid semi-annually in cash in arrears, with the LIBOR rate reset semi-annually.

Coupon on the 2010 Notes	Cash Coupon on the 2010 Notes of LIBOR + 475bps per annum, paid semi-annually in cash in arrears, with the LIBOR rate reset semi-annually.

“Step-up” on Coupon on the Notes
Cash Coupon’s margin on the Notes will step up permanently by 200bps if there is no NASDAQ Capital Markets (f/k/a Small Cap Market) or NASDAQ Global Market (f/k/a National Market) public listing for the Issuer by 1 July, 2007 (“Step Trigger Date”).

If there is no NASDAQ Capital Markets (f/k/a Small Cap Market) or NASDAQ Global Market (f/k/a National Market) public listing by April 1, 2007, the Company must pay a $750K liquidated damages amount within 7 days payable pro-rata by Principal Amount held at such date by then current holders of the Notes (“Holders”).

In addition, if there is no NASDAQ Capital Markets (f/k/a Small Cap Market) or NASDAQ Global Market (f/k/a National Market) public listing by the Step Trigger Date, the Company must pay a $1.5MM liquidated damages amount within 7 days payable pro-rata by Principal Amount held at the Step Trigger Date by then current Holders.

Execution Version

Detachable Equity Warrants to the 2012 Notes
Concurrent with the issue of the 2012 Notes, the Company shall issue to Citadel fully detachable warrants on Harbin common stock with maturity 6-years from Date of Issue (“Warrant Maturity Date”). The warrants will be exercisable at the option of the warrant holders beginning on the Date of Issue through the Warrant Maturity Date. At Date of Issue, the warrants shall be granted in two tranches (the “First Warrant Tranche” and “Second Warrant Tranche”).

The per warrant strike price of the First Warrant Tranche shall be equal to the lower of (i) $8.50 or (ii) 90% of the 7 day volume-weighted average trading price of the issuer’s Common Stock immediately prior to the date hereof (“First Warrant Tranche Strike Price”). Quantity of the First Warrant Tranche warrants shall be calculated based upon 45% of the Citadel Amount (e.g., 45% of the Citadel Amount divided by the First Warrant Tranche Strike Price).

The per warrant strike price of the Second Warrant Tranche shall be equal to the lower of (i) $11.50 or (ii) 125% of the 7 day volume-weighted average trading price of the Issuer’s Common Stock immediately prior to the date hereof (“Second Warrant Tranche Strike Price”). Quantity of the Second Warrant Tranche warrants shall be calculated based upon 15% of the Citadel Amount (e.g,. 15% of the Citadel Amount divided by the Second Warrant Tranche Strike Price).

For the life of the 2012 Notes, both the First Warrant Tranche Strike Price and the Second Warrant Tranche Strike Price shall be fully-adjusted following any and all share dilution events, except for options issued pursuant to the Company’s employee option plan (in such amount not to exceed (i) 450,000 shares for the period commencing on the Date of Issue through the remainder of 2006 and (ii) 300,000 shares per year for any subsequent year) and shares issued in connection with the acquisition of Harbin Taifu Auto Co., Ltd. (in an amount not to exceed 750,000 shares) (collectively, the “Permitted Issuances”). Adjustment shall be 100% directly proportional to dilution on outstanding common stock shares at Date of Issue.

Detachable Equity Warrants to the 2010 Notes
Concurrent with the issue of the 2010 Notes, the Company shall grant to Merrill Lynch fully detachable warrants on Harbin common stock with maturity 3 -years from Date of Issue (“Alternative Warrant Maturity Date”).

The warrants will be exercisable at the option of the warrant holders beginning on the Date of Issue through the Alternative Warrant Maturity Date.

The per warrant strike price of the warrants shall be equal to the First Warrant Tranche Strike Price. Quantity of the warrants shall be calculated based upon 50.00% of the ML Amount (e.g., 50.00% of the ML Amount divided by the First Warrant Tranche Strike Price).

Execution Version

For the life of the warrants, the First Warrant Tranche Strike Price shall be fully-adjusted following any and all share dilution events except for Permitted Issuances. Adjustment shall be 100% directly proportional to dilution on outstanding common stock shares at Date of Issue.

Equity Registration Rights
To provide that the underlying warrant shares will be fully tradeable, unrestricted and unlegended, the Issuer will file a shelf registration statement as soon as reasonably practicable after the Date of Issue, covering the resale of the warrant shares. The Issuer will agree to use its reasonable best efforts to cause the registration statement to be declared effective as soon as reasonably practical after the initial filing and to remain effective, subject to certain exceptions, during the life of warrants.

If there is no effective registration statement within 150 days following the Date of Issue, the Company must pay a $250K liquidated damages amount within 7 days payable pro-rata to the then current holders of the warrants for each month until the registration statement becomes effective.

Ranking
The Notes shall rank as first priority, unsubordinated, senior secured obligations of indebtedness of the Issuer. The Notes will rank senior in right of payment to all existing and future indebtedness of the HoldCo.

Guaranty and Collateral
The Guarantors will guarantee the Notes on a senior secured basis.

The Notes and the guarantee by the Guarantors shall be secured by a pledge of (i) all share capital in the Guarantors and (ii) non-PRC loans by the Company or the Guarantors.

At any time during the life of the Notes, to the extent (i) PRC law may change or dictate a change to permit a creation of a lien or priority interest on the intellectual property and fixed assets of the Company and its subsidiaries without prior approval by the PRC authorities and (ii) such property and assets are not subject to collateral arrangements on the date of such change of PRC law, the Company will be under obligation to secure the Notes by a first priority lien and interest on the intellectual property and fixed assets of the Company or its subsidiaries, including the Company’s or its subsidiaries’ patents. To the extent the property and assets of the PRC operating company are subject to collateral arrangements with a third party on the date of such change of PRC law, the Company will be under obligation to secure the Notes by a second priority lien and interest on the intellectual property and fixed assets of the PRC operating company.

Execution Version

Board Representation
At the option of Citadel, Citadel can appoint up to 2 directors (“Directors”) to the Issuer’s Board of Directors during the full tenure of the Notes. The Directors who are appointed by Citadel must be required to resign upon repayment in full and whose tenure should not exceed the term of the Notes. Telephone conference will be a permissible way for a Director to attend a Board Meeting. Collectively, this is intended to create no delay in the Board voting process in the event of Board Meeting absence by any of the Directors appointed by Citadel.

Change in Control
Optional redemption at holder's option upon a Change in Control payable in cash at a price equal to 102.5% of then outstanding Principal Amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. The Company must notify the then Holders within 7 calendar days of learning of such Change in Control.

The life and terms of the Detachable Warrants shall not be affected upon Change in Control but for full adjustment to the strike price and reference common stock (of the Company or of the Acquiring Party).

Covenants	The indenture governing the Notes will contain customary covenants that, among other things, requires:

•	Limitations on the consolidated group’s ability to incur additional Indebtedness, subject to exception for the PRC operating company to obtain working capital loans not to exceed $3 million;

•	Maintain minimum net worth;

•	Limitations to declare dividends on its capital stock or purchase or redeem capital stock;

•	Limitations to make investments or other specified restricted payments on non-major businesses;

•	Limitations to guarantee indebtedness;

•	Limitations to enter into transactions with equity holders or affiliates;

•	Limitations to change business;

•	Limitations to create any lien;

Execution Version

•	Ensure subsidiary dividends;

•	Limitations to sell assets;

•	Limitations to effect a consolidation or merger;

•	Limitations on annual capital expenditures; and

•	Maintenance test of EBITDA to Interest Expense and Debt to EBITDA.

Yang Tian Fu shall enter into an employment non-competition agreement for the life of the Notes.

No cash or special dividends will be allowed for the life of the Notes.

All future indebtedness at the HoldCo and the Guarantor level will be junior and subordinated in ranking and in right of payment to the Notes.

Certain Conditions	1)
Citadel agrees to participate in principal size no less than $38.0MM aggregate principal amount of the 2012 Notes and Merrill Lynch agrees to participate in principal size of no less than $12.0MM aggregate principal amount of the 2010 Notes.

2)
Full definitive legal documentation for funding and issuance of the Notes, including a Purchase Agreement and other related agreements (on the terms and conditions set forth in the Term Sheet) must be signed and executed (“Deal Closing”) by 14 August, 2006 unless extended by agreement of the Offerees and the Issuer, provided that in any event such extension shall not exceed 31 August 2006. The definitive legal documentation will contain customary representations and warranties, including representations by the Company that its SEC filings comply with SEC requirements and do not contain a material misstatement or material omission, and contain indemnification provisions covering breaches of such representations and warranties.

	3)	Settlement and final funding to occur within five business days following the Date of Issue.

	4)	Any required Company approvals and third parties’ consents/approvals will be sought, delivered, and effected no later than 14 August, 2006 unless extended by the Offerees.

	5)	Offerees and Holders shall be granted full preemptive rights during the term of the Notes for all future share placements/sales and any equity-linked debt issues.

Execution Version

6)	No material change in share capital or shares outstanding from time of signature of the Final Term Sheet through the Date of Issue.

7)
Other customary and reasonable conditions including, but not limited to, satisfactory due diligence (“Due Diligence”), satisfactory legal documentation, customary legal opinions (as discussed between counsel for each of the Company, the Placement Agent and Citadel), no material adverse change, etc.

8)	Merrill Lynch International shall have received all necessary internal approvals;

9)	The Company agrees to facilitate timely execution of due diligence investigation. Offerees intend to complete due diligence investigation by 13 August, 2006.

10)
The Company agrees to disclose sufficient deal related information within 1 calendar day of Deal Closing or, if later, the next business day following the clearance of the U.S. deal announcement of Harbin relating to the issue of the Notes.

11)
Within 120 days of Date of Issue, the Company agrees to use all reasonable best efforts to appoint a new full-time qualified, English-speaking and familiar with U.S. capital markets senior financial officer to the Company. Citadel will have the option to veto any candidate for the senior financial officer position, and Citadel’s written approval is required for appointment. For every 120 days that pass from date of the issue in which the new senior financial officer position is not filled, Company will be liable to pay a $1.2MM liquidated damages amount to the Holders of the Notes (on a pro rata basis) within 5 business days of the passage of the respect 120-day period. Citadel agrees to use its reasonable best efforts to facilitate timely appointment of a senior financial officer according to these terms.

12)
Beginning no later than Date of Issue and as soon as practicable, the Company will begin the process of fully transitioning its accountant firm to one of the top fifteen internationally recognized accounting firms listed on Schedule 1 attached hereto (“Replacement Accounting Firm”). If by 1 March, 2007, the Replacement Accounting Firm has not been appointed, Company will be liable to pay a $2.5MM liquidated damages amount to the Holders of the Notes (on a pro rata basis). Beginning on 1 January, 2007, for every full fiscal year that passes in which a top fifteen international accounting firm is not the primary accounting firm and auditor for the entire fiscal year during the term of the Notes, the Company shall be liable to pay a $2.5MM liquidated damages amount to the Holders of the Notes (on a pro rata basis) on 7 January of the subsequent year.

Execution Version

13)
During the period beginning from signature of this document (“Final Term Sheet Execution”) until funding of the Notes, the Company agrees not to pursue or discuss any capital raising activities in excess of $2.0MM.

14)
The Company agrees to a right of refusal made available to the Offerees for a period of 6.0 months subsequent to date of the signing of this Term Sheet allowing the Offerees to legally refuse any capital raising transactions in excess of $2.0MM (“Right of Refusal”). The Offerees will release the Company of its Right of Refusal at time of Deal Closing. In the event of a Company Break (as defined below), the Offerees’ Right of Refusal persists in full.

15)	Each party will be responsible for its own costs and expenses.

16)	Offerees and the Company shall work together in good faith to effectuate Deal Closing as soon as practicable.

17)
The Company and its legal and investment banking advisors (collectively, the “Advisors”) shall make all reasonable best efforts to effect, produce, and comply with the above Conditions. Likewise, Offerees agree to make all reasonable best efforts to effect, produce, and fund Deal Closing.

18)
Under all conditions, any Company Break (as defined below) or breach by the Company of its obligations under this Term Sheet shall result in the Company being liable to pay a cash break-up fee (“Company Break-up Fee”) equal to 7.5% of the Principal Amount, payable to Offerees (on a pro rata basis) within 7 days of the date of Company Break or breach. “Company Break” shall be defined as any action, event or decision of the Company that prevents any of the Company’s obligations or agreements contained in this Term Sheet from being performed or consummated.

Execution Version

19)
Likewise, any Offeree Break (as defined below) or breach by an Offeree of its obligations under this Term Sheet shall result in such Offeree being liable to pay a cash break-up free (“Offeree Break-up Fee”) equal to the product of (i) 7.5% of Principal Amount multiplied by (ii) such Offeree’s pro rata investment portion of the Principal Amount, payable to the Company within 7 days of the Offeree Break or breach. “Offeree Break” shall be defined as any action, event or decision of an Offeree that prevents any of such Offeree’s obligations or agreements contained in this Term Sheet from being performed or consummated; it being understood that the Offerees’ obligations hereunder are several and not joint; provided, however, that notwithstanding the foregoing or anything to the contrary contained elsewhere herein, an allowable exception to the Offeree Break shall be permitted based upon (i) Offeree’s discovery during its due diligence investigation of any material information of the Company not previously disclosed to the Offeree by the Company prior to the date of this Term Sheet, (ii) any reasonably material discrepancy found during the Offeree’s due diligence investigation, or (iii) any material misstatement or omission by the Company in its audited financial statements or SEC reports (each an “Allowable Exception” and collectively, the “Allowable Exceptions”). Under any Allowable Exception, the Offerees will not be liable for any Offeree Break-up Fee.

20)	Under any Company Break or breach, the Company will still be bound by the agreements set forth in paragraphs #14, 15, and 18 of “Certain Conditions” above.

21)
Prior to making any public disclosures or filings as may be required by law with respect to the transactions contemplated herein, the Company shall provide the Offerees (and its counsel) with a reasonable opportunity to review and comment on such public disclosure documents and consider in good faith any comments received by Offerees (or its counsel).

22)
Under all conditions, any change in the trading price of the shares of the Company’s common stock (“Change in Trading Price of Shares”) shall not be allowed as an exception to any of the above commitments and Conditions. The Company and the Offerees commit in full good faith execution of this Term Sheet in the timeline set forth in the conditions above regardless of Change in Trading Price of Shares.

Execution Version

23)	Except as otherwise provided herein, neither party may assign its rights hereunder to any other party without the prior written consent of the other party.

24)	This Term Sheet shall be legally binding on the Company and the Offerees.

25)
This Term Sheet (and the definitive legal documents) shall be governed and construed by the laws of New York. The parties submit to the non-exclusive jurisdiction of the U.S. federal or New York state court.

Expiration	This Term Sheet expires at 11:59 pm (California time) on August 2, 2006 if not accepted by the Company by that date.

Execution Version
Please confirm, by executing a copy of this Term Sheet, that you agree to the foregoing.

Signed and Agreed: /s/ Tianfu Yang
Harbin Electric, Inc.
By: Tianfu Yang, Chairman & CEO
duly authorised for and on behalf of Harbin Electric, Inc.

Dated:   August 2, 2006

Signed and Agreed: /s/ Andrew Fong
Citadel Equity Fund Ltd.
By: Citadel Limited Partnership, its Portfolio Manager
By: Citadel Investment Group, L.L.C., its General Partner
By: Andrew Fong, Authorized Signatory

Dated: August 2, 2006

Signed and Agreed: /s/ Kevin Tham
By:___________________________________________
Merrill Lynch International
By: Kevin Tham, Director - Credit Trading, Debt Markets

Dated: August 2, 2006

Execution Version

Schedule 1

List of Top 15 Accounting Firms
1.	PricewaterhouseCoopers
2.	Deloitte Touche Tohmatsu
3.	Ernst & Young
4.	KPMG
5.	BDO International
6.	Grant Thornton International
7.	RSM International
8.	Baker Tilly International
9.	Horwath International
10.	Moores Rowland International
11.	Nexia International
12.	PKF International
13.	Moore Stephens International
14.	HLB International
15.	Kreston International